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                                                                          (d)(2)

                                  AMENDMENT ONE
                                  -------------

                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                     VAN KAMPEN GLOBAL MANAGED ASSETS FUND
                               DATED MAY 31, 1997

         THIS AMENDMENT ONE to the Investment Advisory Agreement dated May 31, 1997 by and between Van Kampen Global Managed Assets Fund, a Delaware business trust (hereinafter referred to as the "Fund") and Van Kampen Asset Management Inc., a Delaware Corporation (hereinafter referred to as the "Adviser").

                               W I T N E S S E T H
                               -------------------

         WHEREAS, the Fund wishes to amend the current Investment Advisory Agreement in accordance with the terms set forth by The Board of Trustees of the Fund at a Meeting held on April 17, 2000;

         NOW, THEREFORE, in consideration of the promises and mutual covenants spelled out in the Agreement and herein, it is hereby agreed that Section 3 of the Agreement be amended as follows:

                (3) COMPENSATION PAYABLE TO THE ADVISER

                  The FUND shall pay to the ADVISER, as compensation for the services rendered, facilities furnished and expenses paid by the ADVISER, a monthly fee computed at the following annual rate:

                1.00% on the first $500 million of the Fund's average daily net assets; 0.95% on the next $500 million of the Fund's average daily net assets; and 0.90% of any excess over $1 billion.

                  Average daily net assets shall be determined by taking the average of the net assets for each business day during a given calendar month calculated in the manner provided in the FUND's Declaration of Trust. Such fee shall be payable for each calendar month as soon as practicable after the end of that month.

                  The fees payable to the ADVISER by the FUND pursuant to this
                Section 3 shall be reduced by any commissions, tender solicitation and other fees, brokerage or similar payments received by the ADVISER, or any other direct or indirect majority owned subsidiary of Van Kampen Investments Inc., in connection with the purchase and sale of portfolio investments of the FUND, less any direct expenses incurred by such person, in connection with obtaining such commissions, fees, brokerage or similar payments. The ADVISER shall use its best efforts to recapture all available tender offer solicitation fees and exchange offer fees in connection with the FUND's portfolio transactions and shall advise the Trustees of any other commissions, fees, brokerage or similar payments which may be possible for the ADVISER or any other direct or indirect majority owned subsidiary of Van Kampen Investments Inc. to receive in connection with the FUND's portfolio transactions or other arrangements which may benefit the FUND.

                  In the event that the ordinary business expenses of the FUND for any fiscal year should exceed the most restrictive expense limitation applicable in the states where the FUND's shares are qualified for sale, the compensation due the ADVISER for such fiscal year shall be reduced by the amount of such excess. The Adviser's compensation shall be so reduced by a reduction or a refund thereof, at the time such compensation is payable after the end of each calendar month during such fiscal year of the


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     FUND, and if such amount should exceed such monthly compensation, the
     ADVISER shall pay the FUND an amount sufficient to make up the deficiency, subject to readjustment during the FUND's fiscal year. For purposes of this paragraph, all ordinary business expenses of the FUND shall include the investment advisory fee and other operating expenses paid by the FUND except (i) for interest and taxes; (ii) brokerage commissions; (iii) as a result of litigation in connection with a suit involving a claim for recovery by the FUND; (iv) as a result of litigation involving a defense against a liability asserted against the FUND, provided that, if the ADVISER made the decision or took the actions which resulted in such claim, it acted in good faith without negligence or misconduct; (v) any indemnification paid by the FUND to its officers and trustees and the ADVISER in accordance with applicable state and federal laws as a result of such litigation; and (vi) amounts paid to Van Kampen American Capital Distributors, Inc., the distributor of the FUND's shares, in connection with a distribution plan adopted by the FUND's Trustees pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended from time to time.

     If the ADVISER shall serve for less than the whole of any month, the foregoing compensation shall be prorated.

     IN WITNESS WHEREOF, the parties have caused this Amendment One to be executed this 17th day of April, 2000.


VAN KAMPEN GLOBAL MANAGED ASSETS FUND

By: /s/ John L. Sullivan
  ---------------------------------
         John L. Sullivan
         Vice President, Chief Financial Officer and Treasurer


VAN KAMPEN ASSET MANAGEMENT INC.

By: /s/ Stephen L. Boyd
 ---------------------------------
         Stephen L. Boyd
         President and Chief Operating Officer